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                                                                     EXHIBIT 11


                              PAREXEL INTERNATIONAL CORPORATION

                 COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                              (in thousands, except per share data)


                                                       Three months ended   Six months ended
                                                       ------------------   ----------------
                                                          December 31,         December 31,
                                                          ------------         ------------
                                                         1995      1996       1995      1996
                                                         ----      ----       ----      ----

Net income attributable to common shares              $   956   $ 2,273    $ 1,698   $ 4,209
                                                      =======   =======    =======   =======

Weighted average common shares outstanding
   a. Shares attributable to common stock
      outstanding                                      11,762    17,491     10,962    17,130
   b. Shares attributable to common stock options
      and preferred stock warrants pursuant to
      APB 15, paragraph 38(b)                             700       508        668       498
                                                      -------   -------    -------   -------
Weighted average common shares outstanding             12,462    17,999     11,630    17,628
                                                      =======   =======    =======   =======

Net income per share                                  $  0.08   $  0.13    $  0.15   $  0.24
                                                      =======   =======    =======   =======


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